Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

March 1, 2004

Debra J. Richardson, Investor Relations

(515) 273-3551, drichardson@american-equity.com

John M. Matovina, Vice Chairman

(515) 273-3552, jmatovina@american-equity.com

D. J. Noble, Chairman

(515) 457-1705, dnoble@american-equity.com

American Equity Reports Record Earnings for 2003;
Industry-leading Return on Average Equity of 28.3%

WEST DES MOINES, Iowa (March 1, 2004) — American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of fixed rate and index annuities, today reported  record net income for 2003 of $25.4 million, or $1.45 per common share and $1.21 per diluted common share, an increase of 79% over 2002 net income of $14.2 million, or $0.87 per  common share and $0.76 per diluted common share. Such earnings represent a return on average equity of 28.3% for 2003 compared to 23.7% in 2002, and is among the highest ROE’s in the life insurance sector.  Net income for the fourth quarter of 2003 was $8.2 million, or $0.39 per  common share and $0.32 per diluted common share, an increase of 116% over 2002 fourth quarter earnings of $3.8 million, or $0.23 per  common share and $0.20 per diluted common share. Operating income(1) for 2003 was $24.6 million, or $1.40 per common share and $1.17 per

(1) In addition to net income, American Equity has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as an economic measure to evaluate its financial performance.  Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments and the impact of SFAS 133, dealing with the market value changes in derivatives.  Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, American Equity believes a measure excluding their impact is useful in analyzing operating trends.  American Equity believes the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor’s understanding of American Equity’s underlying results and profitability.  A reconciliation of net income to operating income is provided in the accompanying tables.

diluted common share, and $8.6 million for the fourth quarter of 2003, or $0.41 per  common share and  $0.34 per diluted common share.

“Our 2003 results reflect our commitment to a disciplined plan of earnings growth,” said David J. Noble, Chairman, President and Chief Executive Officer of American Equity.  “Throughout the year we executed a strategy designed to improve profitability and build capital.  This paid off in controlled growth in invested assets and related net investment earnings as well as reductions in our cost of money through careful management of crediting rates.”

SALES AND PRODUCTION

During 2003 American Equity posted total new sales of annuity products of $1.7 billion ($1.1 billion net of coinsurance), of which $1.1 billion or 64% were in sales of multi-strategy index annuities, its most profitable product. American Equity has been one of the top four writers of index annuities every year since 1999.  Sales volume in 2003 was down from its record levels of $2.4 billion in each of 2001 and 2002 as a result of actions taken by the company in late 2002 to manage its capital base following a period of rapid growth.   The company attributes its strength in sales to its distribution force of over 42,000 independent agents and 60 national marketing associations.

INVESTMENT EARNINGS

At December 31, 2003, American Equity had total assets of $9.0 billion, compared to $7.3 billion at year end 2002.  Total invested assets grew 17.0% to $6.2 billion at December 31, 2003, compared to $5.3 billion at year end 2002.  Correspondingly, net investment income increased 16% to $358.5 million in 2003 compared to $308.5 million in 2002.  The weighted average yield on invested assets, of which over 98% are investment grade, was 6.43%.  American Equity earned a weighted average gross spread (aggregate yield on invested assets over the cost of money on annuities) of 230 basis points on its aggregate annuity fund values, comprised of 297 basis points on index annuities, 274 basis points on fixed rate annuities and 73 basis points on multi-year rate guaranteed products.

INITIAL PUBLIC OFFERING

The company strengthened its capital position with the completion of its initial public offering in December, 2003, bringing its total capitalization to $412.0 million at December, 31, 2003, compared to $221.3 million at the end of 2002.  This new capital was raised to support continued growth in annuity production in 2004 and thereafter.  “2003 was a year of crowning achievement for American Equity,” commented Mr. Noble.  “Having completed our initial public offering with total gross proceeds of $193.5 million, American Equity is now poised to accelerate the pattern of growth which has distinguished us in the fixed annuity market.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties.  Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements.  Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission.   Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements.  There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations.  Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

CONFERENCE CALL

American Equity will hold a conference call to discuss fourth quarter 2003 earnings on Monday, March 1, 2004, at 12 p.m. (Noon) CST.    Investors and interested parties may listen to the call by dialing 800-901-5231, passcode 29959878 (international callers, please dial 617-786-2961).

An audio replay will be available via telephone through March 30, 2004 by calling 888-286-8010, passcode 27236690 (international callers will need to dial 617-801-6888).

ABOUT AMERICAN EQUITY

Founded in 1995, American Equity Investment Life Holding Company is a full -service underwriter of a broad line of annuity and insurance products, with a primary emphasis on the sale of fixed-rate and index annuities. The company has approximately 210 employees and more than 42,000 agents selling its products in 47 states and District of Columbia.

American Equity Investment
Life Holding Company

Adjusted Operating Earnings
For the year ended December 31, 2003

		Adjustments		Net Operating
	As Reported	Realized Gain	FAS 133	Income (a)
	(Dollars in thousands, except per share data)
Revenues:
Traditional life and accident and health insurance premiums	$13,686	$—	$—	$13,686
Annuity and single premium universal life product charges	20,452	—	—	20,452
Net investment income	358,529	—	—	358,529
Realized gains (losses) on investments	6,946	(6,946)	—	—
Change in fair value of derivatives	52,525	—	(62,587)	(10,062)
Total revenues	452,138	(6,946)	(62,587)	382,605

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	11,824	—	—	11,824
Interest credited to account balances	242,543	—	—	242,543
Change in fair value of embedded derivatives	66,801	—	(66,801)	—
Interest expense on General Agency Commission and Servicing Agreement	3,000	—	—	3,000
Interest expense on notes payable	1,486	—	—	1,486
Interest expense on subordinated debentures	7,661	—	—	7,661
Interest expense on amounts due under repurchase agreements	1,140	—	—	1,140
Other interest expense	138	—	—	138
Amortization of deferred policy acquisition costs	52,982	(3,064)	1,692	51,610
Other operating costs and expenses	25,618	—	—	25,618
Total benefits and expenses	413,193	(3,064)	(65,109)	345,020

Income before income taxes	38,945	(3,882)	2,522	37,585
Income tax expense	13,505	(1,359)	883	13,029

Net Income	$25,440	$(2,523)	$1,639	$24,556

Earnings per common share	$1.45			$1.40
Earnings per common share — assuming dilution	$1.21			$1.17

(a)                                  In addition to net income, American Equity has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as an economic measure to evaluate its financial performance.  Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments and the impact of SFAS 133, dealing with the market value changes in derivatives.  Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, American Equity believes a measure excluding their impact is useful in analyzing operating trends.  American Equity believes the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor’s understanding of American Equity’s underlying results and profitability.

American Equity Investment
Life Holding Company

Adjusted Operating Earnings
Quarterly Summary — Most Recent 5 Quarters

	Q4 2003	Q3 2003	Q2 2003	Q1 2003	Q4 2002
	(Dollars in thousands, except per share data)
Revenues:
Traditional life and accident and health insurance premiums	$2,598	$4,230	$3,256	$3,602	$2,950
Annuity and single premium universal life product charges	4,948	4,279	5,494	5,731	4,978
Net investment income	94,299	89,299	84,235	90,696	86,492
Change in fair value of derivatives	3,369	6,920	(6,654)	(13,697)	(17,083)
Total revenues	105,214	104,728	86,331	86,332	77,337

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	2,978	3,262	3,261	2,323	2,277
Interest credited to account balances	66,225	66,503	56,111	53,704	50,929
Interest expense on General Agency Commission and Servicing Agreement	589	698	804	909	749
Interest expense on notes payable	355	327	369	435	375
Interest expense on subordinated debentures	1,916	1,916	1,914	1,915	1,861
Interest expense on amounts due under repurchase agreements	455	249	—	436	734
Other interest expense	—	—	65	73	(63)
Amortization of deferred policy acquisition costs	13,701	14,451	11,350	12,108	11,629
Other operating costs and expenses	5,810	6,981	6,628	6,199	6,042
Total benefits and expenses	92,029	94,387	80,502	78,102	74,533

Operating income before income taxes	13,185	10,341	5,829	8,230	2,804
Income tax expense	4,569	3,622	1,992	2,846	980

Operating Income (a)	8,616	6,719	3,837	5,384	1,824

Realized gains (losses) on investments, net of offsets	42	(194)	2,548	127	(138)
Net effect of SFAS 133	(446)	(157)	(2)	(1,034)	2,111

Net income	$8,212	$6,368	$6,383	$4,477	$3,797

Earnings per common share	$0.39	$0.39	$0.39	$0.27	$0.23
Earnings per common share – assuming dilution	$0.32	$0.34	$0.34	$0.23	$0.20
Operating income per common share	$0.41	$0.41	$0.24	$0.33	$0.11
Operating income per common share – assuming dilution	$0.34	$0.36	$0.21	$0.27	$0.11